Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 2, 2013

Relating to Preliminary Prospectus issued July 26, 2013

Registration Statement No. 333-189772

YuMe, Inc.

Update to Preliminary Prospectus

Issued July 26, 2013

This free writing prospectus relates only to the initial public offering of common stock of YuMe, Inc. and should be read together with the preliminary prospectus issued July 26, 2013 related to this offering (“Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-189772) relating to these securities. On August 2, 2013, YuMe filed Amendment No. 3 to the Registration Statement (“Amendment No. 3”), which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1415624/000104746913008029/a2216197zs-1a.htm

References to “YuMe,” “we” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 3 and supplements and updates the information contained in the Preliminary Prospectus.

The following replaces the fourth bullet on page 8 of the Preliminary Prospectus in the “Summary — The Offering” section, on page 42 of the Preliminary Prospectus in the “Capitalization” section and on page 44 of the Preliminary Prospectus in the “Dilution” section, in each case, following the sentence “The number of shares of common stock outstanding after this offering is based on 26,677,355 shares outstanding as of March 31, 2013, and excludes:”

•                  4,007,923 shares of common stock reserved for future issuance under our 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan, which will become effective on the date of this prospectus and will contain provisions that automatically increase the number of shares reserved for issuance each year, as more fully described in “Executive Compensation—Employee Benefit Plans.” The 4,007,923 shares reserved for issuance includes shares of common stock available for issuance under our 2004 Stock Plan that will be added to the shares reserved under our 2013 Equity Incentive Plan and includes 1,059,267 shares of common stock that will be issuable upon the exercise of stock options with an exercise price per share equal to the initial public offering price in this offering.

The following supplements the information in the option grant table on page 70 of the Preliminary Prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-based Compensation”.

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share		Common Stock Fair Value Per Share at Grant Date
August 2013(1)	1,059,267	13.00	(2)	13.00	(2)

(1)                                 In August 2013, our compensation committee approved equity awards for an aggregate of 1,059,267 shares of our common stock that will be issuable upon the exercise of stock options with an exercise price per share equal to the initial public offering price in this offering.

(2)                                 Based on the assumed initial public offering price of $13.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

The issuer has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained by mail from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146; or by mail from Deutsche Bank Securities Inc., attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611; or by mail from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com, or by telephone at (888)-603-5847.